EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated April 18, 2003 accompanying the financial statements of Rocky Mountain Chocolate Factory, Inc. appearing in the 2003 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended February 28, 2003, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

Grant Thornton LLP

/s/ Grant Thornton LLP

Dallas, Texas
October 20, 2003